EXHIBIT 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza Announces Third Quarter 2011 Financial Results

Strong Sales and EPS Growth

ANN ARBOR, Michigan, October 18, 2011: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the third quarter ended September 11, 2011. Domestic same store sales rose 3.0% versus the year-ago period, performing well against a strong third quarter in 2010, when sales were up 11.7%. This sales performance continues to demonstrate the Company’s sustained improvement in its domestic business. The International division posted another outstanding quarter with same store sales growth of 8.1% in the third quarter, marking the 71st consecutive quarter of positive same store sales growth for the division. Third quarter diluted EPS, as-reported was 36 cents. Third quarter diluted EPS, as -adjusted was 35 cents, up 30% over the as-adjusted diluted EPS in the third quarter of 2010.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “We posted strong global same store sales, international store growth and a 30% increase in EPS in the third quarter. We’re proud of that performance.”

Doyle added, “In the face of these uncertain economic times, Domino’s has continued to prove its resiliency. This quarter is yet another example of how increasing loyalty from our customers is driving terrific results around the world.”

Third Quarter Highlights:

(dollars in millions, except per share data)	Third Quarter of 2011	Third Quarter of 2010	First Three Quarters of 2011	First Three Quarters of 2010
Net income	$22.1	$16.6	$74.5	$63.7
Weighted average diluted shares	61,833,635	60,688,791	62,577,561	60,455,942
Diluted earnings per share, as reported	$0.36	$0.27	$1.19	$1.05
Items affecting comparability (see section below)	(0.01)	(0.01)	(0.02)	(0.10)

Diluted earnings per share, as adjusted	$0.35	$0.27	$1.17	$0.95

Note: Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation.

•

Revenues were up 8.3% for the third quarter versus the prior-year period, due primarily to higher commodity prices impacting the Company’s supply chain revenues, higher same store sales in both domestic and international stores, store count growth in international markets and the positive impact of changes in foreign currency exchange rates. Partially offsetting these increases were lower Company-owned store revenues due to the sale of Company-owned stores during both the first quarter and third quarter of 2011.

•

Net Income was up 33.1% for the third quarter versus the prior-year period, primarily driven by domestic and international same store sales growth, international store growth, lower interest expense and a lower effective tax rate in 2011.

•

Diluted EPS was 36 cents on an as-reported basis for the third quarter versus 27 cents in the prior-year quarter. Diluted EPS, as-adjusted, was 35 cents for the third quarter versus 27 cents in the prior-year quarter, an increase of eight cents, or 30%. This increase was primarily due to the aforementioned increase in net income, offset in part by higher weighted average diluted shares outstanding. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

More…

Domino’s Pizza: Q3 2011 Earnings Release, Page Two

•	Global Retail Sales were up 13.3% in the third quarter, or up 9.1% when excluding the impact of foreign currency.

	Third Quarter of 2011	Third Quarter of 2010
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+4.2%	+11.8%
Domestic franchise stores	+2.9%	+11.7%

Domestic stores	+3.0%	+11.7%

International stores	+8.1%	+7.0%

Global retail sales growth: (versus prior year period)
Domestic stores	+3.1%	+11.2%
International stores	+25.1%	+13.9%

Total	+13.3%	+12.5%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+3.1%	+11.2%
International stores	+16.0%	+13.2%

Total	+9.1%	+12.1%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at June 19, 2011	427	4,467	4,894	4,542	9,436
Openings	—	12	12	116	128
Closings	(2)	(13)	(15)	(8)	(23)
Transfers	(30)	30	—	—	—

Store count at September 11, 2011	395	4,496	4,891	4,650	9,541

Third quarter 2011 net change	(32)	29	(3)	108	105

Trailing four quarters net growth	(60)	46	(14)	386	372

Conference Call Information

The Company plans to file its quarterly report on Form 10-Q this morning and will hold a conference call today at 11 a.m. (Eastern) to review its third quarter 2011 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at www.dominosbiz.com. If you are unable to participate on the call, a replay will be available for 30 days by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 35044204. The webcast will also be archived for 30 days on www.dominosbiz.com.

Share Repurchases

During the third quarter of 2011, the Company repurchased and retired 3,163,060 shares of its common stock under its open market share repurchase program for a total cost of approximately $81.9 million, or an average price of $25.87 per share. Year to date, the Company has repurchased and retired 5,268,550 shares of its common stock for a total cost of approximately $129.2 million, or an average price of $24.50 per share.

Subsequent to the third quarter, the Company repurchased and retired 91,993 shares of its common stock for a total cost of approximately $2.5 million, or an average price of $26.84 per share. Including the subsequent repurchases, the Company has approximately $115.7 million remaining under its open market share repurchase program, which the Company’s Board of Directors reset at $200 million during the third quarter of 2011.

More…

Domino’s Pizza: Q3 2011 Earnings Release, Page Three

Sale of Company-Owned Stores

During the third quarter of 2011, the Company recognized a pre-tax gain of approximately $0.8 million, which was net of a $0.3 million reduction in goodwill, primarily as a result of selling 30 Company-owned stores to four franchisees. Additionally, the Company incurred $0.3 million of other related expenses, resulting in a final positive impact to pre-tax income of $0.5 million. These items were recorded in general and an administrative expense in the Company’s consolidated statements of income. These transactions will not have a material ongoing impact on the Company’s consolidated financial results.

Items Affecting Comparability

The Company’s reported financial results for the third quarter and first three quarters of 2011 are not comparable to the reported financial results for the equivalent prior-year periods. The table below presents certain items that affect comparability between the Company’s 2011 and 2010 financial results. Management believes that including such information is critical to the understanding of its financial results for the third quarter and first three quarters of 2011 as compared to the same periods in 2010 (See the Comments on Regulation G section).

In addition to the items noted in the table below, the Company experienced lower interest expense primarily as a result of lower debt levels, further impacting comparability to the prior year periods. Lower interest expense resulted in an increase in diluted EPS of approximately one cent in the third quarter of 2011 and four cents in the first three quarters of 2011 versus the comparable periods in 2010. Additionally, higher weighted average diluted shares resulted in a decrease in diluted EPS of approximately one cent in the third quarter of 2011 and four cents in the first three quarters of 2011.

	Third Quarter			First Three Quarters
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2011 items affecting comparability:
Impact related to the sale of Company-owned stores (1)	$506	$314	$0.01	$1,560	$962	$0.02
Gain on Netherlands operations (2)	—	—	—	678	417	0.01

Total of 2011 items	$506	$314	$0.01	$2,238	$1,379	$0.02

2010 items affecting comparability:
Gain on debt extinguishment (3)	$938	$572	$0.01	$8,574	$5,230	$0.09
Deferred financing fee write-off and other (4)	(430)	(262)	(0.00)	(1,539)	(939)	(0.02)
Tax reserves (5)	—	—	—	565	2,025	0.03

Total of 2010 items	$508	$310	$0.01	$7,600	$6,316	$0.10

(1)	The income recognized primarily relates to the sale of 30 Company-owned stores during the third quarter of 2011 and 56 stores during the first three quarters of 2011. The income in the third quarter is net of related expenses of approximately $0.3 million and net of a reduction in goodwill of approximately $0.3 million. The income during the first three quarters is net of related expenses of approximately $0.3 million and net of a reduction in goodwill of approximately $0.7 million.
(2)	This amount relates to the recognition of a contingent gain in connection with the previous sale of the Netherlands operations to the current master franchisee. The amount was received by the Company during the first quarter of 2011 as a portion of the contingency was finalized.
(3)	Represents the gains recognized in the third quarter and first three quarters of 2010 on the repurchase and retirement of $20.0 million and $100.4 million of principal on the fixed rate notes for a total purchase price of $19.2 million and $92.2 million, including accrued interest of $0.2 million and $0.4 million.
(4)	Represents the write-off of deferred financing fees and the prepayment of insurance fees in connection with the related debt extinguishments.
(5)	Represents $1.7 million of income tax benefit and $0.6 million ($0.3 million after-tax) of interest income, both relating to tax reserve reversals for a state tax matter.

More…

Domino’s Pizza: Q3 2011 Earnings Release, Page Four

Liquidity

As of September 11, 2011, the Company had approximately:

$32.1 million of unrestricted cash and cash equivalents,

$83.3 million of restricted cash and cash equivalents, and

$1.45 billion in total debt, including $60.0 million of borrowings under its $60.0 million variable funding note facility.

The Company’s cash borrowing rate averaged 5.9% for both the third quarter of 2011 and the third quarter of 2010. The Company invested $13.1 million in capital expenditures during the first three quarters of 2011 versus $16.3 million in the first three quarters of 2010.

The Company’s free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $72.0 million in the first three quarters of 2011.

(in thousands)	First Three Quarters of 2011
Net cash provided by operating activities (as reported)	$85,106
Capital expenditures (as reported)	(13,100)

Free cash flow	$72,006

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. Additionally, the Company has included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry and are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company’s management believes that the Diluted EPS, as adjusted, measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. Management uses Diluted EPS, as adjusted, to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

More…

Domino’s Pizza: Q3 2011 Earnings Release, Page Five

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported under GAAP. Management believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” As of the third quarter of 2011, through its primarily locally-owned and operated franchised system, Domino’s operated a network of 9,541 franchised and Company-owned stores in the United States and over 70 international markets. During the third quarter of 2011, Domino’s had global retail sales of nearly $1.6 billion, comprised of over $771 million domestically and nearly $813 million internationally. Domino’s Pizza had global retail sales of over $6.2 billion in 2010, comprised of over $3.3 billion domestically and over $2.9 billion internationally.

In May 2011, Pizza Today named Domino’s its “Chain of the Year” for the second straight year – making the company a three-time overall winner, and the first pizza delivery company to receive the honor in back-to-back years. In 2011, Domino’s was ranked #1 in Forbes Magazine’s “Top 20 Franchises for the Money” list. Helped by the launch of its Domino’s Smart Slice school lunch pizza in late 2010, Domino’s is collaborating with the Alliance for a Healthier Generation to serve healthier school foods and beverages in the United States. In late 2009, Domino’s debuted its “Inspired New Pizza” – a permanent change to its hand-tossed product, reinvented from the crust up.

Order — www.dominos.com

Mobile — http://mobile.dominos.com

Info — www.dominosbiz.com

Twitter — http://twitter.com/dominos

Facebook — http://www.facebook.com/Dominos

More…

Domino’s Pizza: Q3 2011 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our intentions with respect to the extensions of the interest-only period on our fixed rate notes, our operating performance, the anticipated success of our reformulated pizza product, trends in our business and other descriptions of future events reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of and our ability to refinance our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by us, such as our reformulated pizza, and other food-industry competitors; the ongoing level of profitability of our franchisees; and our ability and that of our franchisees’ to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q3 2011 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
(In thousands, except per share data)	September 11, 2011	% of Total Revenues	September 12, 2010	% of Total Revenues
Revenues:
Domestic Company-owned stores	$76,237		$77,368
Domestic franchise	41,649		38,543
Domestic supply chain	213,120		192,499
International	45,320		38,978

Total revenues	376,326	100.0%	347,388	100.0%

Cost of sales:
Domestic Company-owned stores	61,946		64,928
Domestic supply chain	192,777		171,582
International	18,244		16,725

Total cost of sales	272,967	72.5%	253,235	72.9%

Operating margin	103,359	27.5%	94,153	27.1%
General and administrative	47,505	12.6%	45,929	13.2%

Income from operations	55,854	14.9%	48,224	13.9%
Interest expense, net	(20,924)	(5.6)%	(21,954)	(6.3)%
Other	—	—	938	0.3%

Income before provision for income taxes	34,930	9.3%	27,208	7.9%
Provision for income taxes	12,839	3.4%	10,608	3.1%

Net income	$22,091	5.9%	$16,600	4.8%

Earnings per share:
Common stock – diluted	$0.36		$0.27

Domino’s Pizza: Q3 2011 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Fiscal Quarters Ended
(In thousands, except per share data)	September 11, 2011	% of Total Revenues	September 12, 2010	% of Total Revenues
Revenues:
Domestic Company-owned stores	$237,879		$244,650
Domestic franchise	129,042		119,317
Domestic supply chain	645,186		610,459
International	138,338		116,497

Total revenues	1,150,445	100.0%	1,090,923	100.0%

Cost of sales:
Domestic Company-owned stores	189,816		197,088
Domestic supply chain	577,263		541,138
International	57,708		50,216

Total cost of sales	824,787	71.7%	788,442	72.3%

Operating margin	325,658	28.3%	302,481	27.7%

General and administrative	142,646	12.4%	142,167	13.0%

Income from operations	183,012	15.9%	160,314	14.7%

Interest expense, net	(63,272)	(5.5)%	(67,799)	(6.2)%
Other	—	—	8,574	0.8%

Income before provision for income taxes	119,740	10.4%	101,089	9.3%

Provision for income taxes	45,290	3.9%	37,345	3.5%

Net income	$74,450	6.5%	$63,744	5.8%

Earnings per share:
Common stock – diluted	$1.19		$1.05

Domino’s Pizza: Q3 2011 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	September 11, 2011	January 2, 2011
Assets
Current assets:
Cash and cash equivalents	$32,080	$47,945
Restricted cash and cash equivalents	83,291	85,530
Accounts receivable	81,146	80,410
Inventories	25,734	26,998
Advertising fund assets, restricted	33,389	36,134
Other assets	33,116	28,021

Total current assets	288,756	305,038

Property, plant and equipment, net	89,587	97,384

Other assets	59,882	58,415

Total assets	$438,225	$460,837

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$894	$835
Accounts payable	54,217	56,602
Advertising fund liabilities	33,389	36,134
Other accrued liabilities	82,076	92,555

Total current liabilities	170,576	186,126
Long-term liabilities:
Long-term debt, less current portion	1,450,668	1,451,321
Other accrued liabilities	37,937	34,041

Total long-term liabilities	1,488,605	1,485,362

Total stockholders’ deficit	(1,220,956)	(1,210,651)

Total liabilities and stockholders’ deficit	$438,225	$460,837

Domino’s Pizza: Q3 2011 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Fiscal Quarters Ended
(In thousands)	September 11, 2011	September 12, 2010
Cash flows from operating activities:
Net income	$74,450	$63,744
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	17,078	16,425
Gains on debt extinguishment	—	(8,574)
(Gains) losses on sale/disposal of assets	(2,455)	223
Amortization of deferred financing costs, debt discount and other	2,543	3,664
Provision for deferred income taxes	12,112	4,219
Non-cash compensation expense	9,231	8,977
Other	2,347	1,578
Changes in operating assets and liabilities	(30,200)	(7,990)

Net cash provided by operating activities	85,106	82,266

Cash flows from investing activities:
Capital expenditures	(13,100)	(16,282)
Proceeds from sale of assets	5,167	2,129
Changes in restricted cash	2,239	13,655
Other	76	(1,454)

Net cash used in investing activities	(5,618)	(1,952)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	2,861
Repayments of long-term debt and capital lease obligations	(599)	(92,177)
Proceeds from issuance of common stock	564	3,398
Proceeds from exercise of stock options	27,856	2,827
Tax impact of stock options and restricted stock	10,059	660
Purchase of common stock	(129,190)	—
Tax payments for restricted stock	(3,504)	(1,081)
Other	(300)	—

Net cash used in financing activities	(95,114)	(83,512)

Effect of exchange rate changes on cash and cash equivalents	(239)	1

Change in cash and cash equivalents	(15,865)	(3,197)

Cash and cash equivalents, at beginning of period	47,945	42,392

Cash and cash equivalents, at end of period	$32,080	$39,195

###